EXHIBIT 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Increases Cash Distribution Rate;
Issues Earnings Guidance

        Houston, Texas – (October 9, 2003) - Enterprise Products Partners L.P. (NYSE: EPD) today announced that the Board of Directors of its general partner increased its quarterly cash distribution rate to partners by 2.8% from $0.3625 per unit to $0.3725 per unit, or an annual rate of $1.49 per unit, and declared the payment of the distribution. The cash distribution will be paid on November 12, 2003 to unitholders of record as of the close of business on October 31, 2003.

        “This increase in the quarterly cash distribution rate to $0.3725 per unit is our ninth increase in the last sixteen quarters,” said O.S. “Dub” Andras, President and Chief Executive Officer of Enterprise. “While we have been challenged during 2003 by one of the most difficult business cycles that we have seen in the past twenty years, we believe these conditions will be short-lived and that our new level of distribution to partners is supported by the capacity of our fee-based businesses to generate cash flow on a longer-term and on a normalized basis. With one quarter remaining in the year, we firmly believe we will meet our goal of 10% distribution growth for 2003.”

        “This year has been difficult for our partnership due to the weak economy and a recession in the manufacturing sector, which has affected our petrochemical customers and their level of demand for NGLs. Higher natural gas prices relative to all other forms of energy have frustrated this situation. Over the past few months, we have seen what we cautiously believe are the early signs of a recovery in the demand for NGLs. During the third quarter, production levels for the largest consumers of NGLs in the petrochemical industry have steadily improved. In June and July, ethylene production levels bottomed at approximately 76% of capacity as producers and consumers, faced with high energy prices, elected to de-stock inventories across the entire supply chain and resort to ‘just-in-time deliveries.’ In August and September, the utilization rate for the industry improved to 82% of capacity. Higher utilization rates have increased the demand for NGLs and specifically ethane,” stated Andras.

        “Demand for ethane by the petrochemical industry reached a low point in June at 560,000 barrels per day. Demand sequentially improved in each month throughout the third quarter to 713,000 barrels per day in September, a 27% increase from June. Ethane demand in the entire third quarter increased to 664,000 barrels per day compared to 614,000 barrels per day for the second quarter. While improved, this level is still less than the average demand of 750,000 barrels per day over the past five years. We believe that as the economy continues to improve and the industry rebuilds its inventories to more normalized levels, we will see industry utilization rates and NGL demand return to historical averages,” continued Andras.

        “Increased demand for NGLs during the third quarter led to improved natural gas processing economics on the Gulf Coast. Gross processing spreads for the third quarter averaged approximately $0.10 per gallon compared to $0.025 per gallon during the second quarter. This resulted in an increase in the amount of NGLs removed at processing facilities on the Gulf Coast, which increased the volume of NGLs handled by our pipelines and fractionators in the region. While improved, third-party processing economics in the Rocky Mountain region did not support the full extraction of ethane, which reduced the volumes transported on our Mid-America and Seminole pipeline systems,” said Andras.

        “In general, business conditions for our partnership were much better at the end of the third quarter than at the beginning; however, our results for the entire quarter will be less than the long-term, normalized earnings capacity of our partnership and less than what is currently expected by the financial community. We expect net income for the third quarter of 2003 will be in the range of approximately $17 to $23 million, or $0.06 to $0.08 per unit. Based on current conditions, we believe net income for the fourth quarter and full year will be in the range of approximately $40 to $50 million, or $0.16 to $0.20 per unit, and $131 to $147 million, or $0.53 to $0.61 per unit, respectively, ” continued Andras.

        “We estimate that Distributable Cash Flow for the third quarter of 2003 will be in the range of approximately $47 to $53 million. We believe Distributable Cash Flow for the fourth quarter and the full year will be in the range of approximately $70 to $80 million and $275 to $291 million, respectively.”

        “We are clearly disappointed by our recent financial performance, but remain resolute in our belief that this is short-term in nature. This is the same platform of assets that generated $90 million and $94 million of Distributable Cash Flow as recently as the fourth quarter of 2002 and first quarter of 2003, respectively. One of our objectives has been to insulate our partners from the short-term fluctuations in Distributable Cash Flow caused by business cycles. We believe we have successfully accomplished this. Since our IPO, we have generated almost $300 million of Distributable Cash Flow in excess of the amount distributed to partners.”

        “To support our partnership’s growth objectives and financial flexibility, Enterprise Products Company, the privately-held company controlled by Dan Duncan, Enterprise’s co-founder and Chairman of Enterprise’s general partner, expects to reinvest approximately $180 million of cash distributions over the next six quarters, beginning with the fourth quarter of 2003, to purchase newly issued common units through the partnership’s distribution reinvestment plan. This commitment plus purchases of common units in each of Enterprise’s three equity offerings in the past year and distributions reinvested in August of this year, brings the amount of new investment in the partnership by affiliates of Enterprise Products Company to $262 million.”

        In September, Enterprise purchased an additional one-third ownership interest in an octane enhancement facility at its Mont Belvieu, Texas complex for a nominal investment. This brings Enterprise’s total ownership in the facility to 66.67%. The facility currently produces MTBE, a high-octane additive for motor gasoline. Several states are implementing bans on the usage of MTBE at the beginning of 2004. These states accounted for approximately 45% of the demand for MTBE in 2002.

        Given the reduced demand for MTBE, Enterprise has been evaluating alternative uses for the facility as well as any impairment of its investment. In the near term, Enterprise believes the most attractive alternative would be to add the capability to produce iso-octane, another type of high-octane additive for motor gasoline. The total cost of such a conversion is estimated to be approximately $20 million, or $13 million for a 66.67% ownership, and could be completed as early as the second quarter of 2004. Enterprise believes the facility would have the capacity to produce approximately 12,000 barrels per day of iso-octane and could generate a fifteen to twenty percent cash return. The facility would have the flexibility to produce either iso-octane or MTBE and the plant could continue to produce MTBE during most of the construction. As part of this evaluation, we are assessing the fair market value of the facility compared to Enterprise’s investment in the facility, which is approximately $50 million. Should Enterprise’s investment be deemed to be impaired, a non-cash charge would be recorded in the third quarter of 2003. The net income guidance for the third quarter contained in this press release does not include an amount for impairment.

        Several adjustments to net income are required to calculate Distributable Cash Flow. These adjustments include: (1) the addition of non-cash expenses such as depreciation and amortization expense; (2) the addition of operating lease expenses for which the partnership does not have the payment obligation; (3) the addition of actual cash distributions received from unconsolidated affiliates less the related equity in income from unconsolidated affiliates; (4) other miscellaneous non-cash adjustments such as the addition of decreases or the subtraction of increases in the value of financial instruments related to hedging activities; and (5) the subtraction of sustaining capital expenditures. Distributable Cash Flow is before reserves established for the purpose of funding future expansion or sustaining capital expenditures; debt reduction and cash distributions to the limited partners and general partner.

        Enterprise Products Partners L.P. is the second largest publicly traded, midstream energy partnership with an enterprise value of approximately $7 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        This morning, Enterprise will host a conference call to discuss the earnings guidance provided in this press release at 9:00 a.m. Central Time. The call will be broadcast live over the Internet and may be accessed at the company’s website, www.epplp.com. To access the webcast, participants should visit the “Investor Information” section of the company’s website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available for 30 days following the conference call and can be accessed one hour after the completion of the call.

        Enterprise will announce earnings for the third quarter on Monday, November 3 and will host a conference call at 8:30 a.m. Central Time to discuss the results. The call will be broadcast live over the Internet and may be accessed at the company’s website, www.epplp.com. To access the webcast, participants should visit the “Investor Information” section of the company’s website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available for 90 days following the conference call and can be accessed one hour after the completion of the call.

        This press release contains various forward-looking statements and information that is based on the Company’s beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements.

        Although the Company and its general partner believe that such expectations reflected in such forward looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those the Company anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Company’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	a reduction in demand for the Company’s products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by the Company’s facilities;
•	the failure of the Company’s credit risk management efforts to adequately protect it against customer non-payment;
•	the failure to successfully integrate new acquisitions; and
•	terrorist attacks aimed at the Company’s facilities.

        The Company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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